Exhibit 16.1

MOEN AND COMPANY LLP CHARTERED ACCOUNTANTS
Member:
Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of British Columbia
Institute of Management Accountants (USA) (From 1965)
Chairman’s Circle - Asia Pacific Business Network (APBN)

Registered with:
Public Company Accounting Oversight Board (USA) (PCAOB)
Canadian Public Accountability Board (CPAB)
Canada - British Columbia Public Practice Licence
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Principal - Charter - 41st Year Anniversary

Securities Commission Building
PO Box 10129, Pacific Centre
Suite 1400 - 701 West Georgia Street
Vancouver, British Columbia
Canada V7Y 1C6

Telephone: (604) 662-8899
Fax: (604) 662-8809

Office Email: moenca@telus.net
Audit Email: auditca@telus.net

May 31, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sirs:

Re: Gran Tierra Energy, Inc.

We are the former independent auditors for Gran Tierra Energy, Inc. (the “Company”) and, as of November 10, 2005, our appointment as principal accountants was terminated. We have read Item 4.01 as disclosed in the Company’s Current Report on Form 8-K filed April 20, 2006 and Amended Current Report on Form 8-K/A filed April 24, 2006, and are in agreement with the statements contained therein insofar as they relate to our firm. Additionally, we have read Item 4.01, which is disclosed in Amendment 2 to the Company’s Current Report on Form 8-K/A, which the Company expects to file with the Securities and Exchange Commission on or around May 8, 2006, and are in agreement with the statements contained therein, insofar only as it relates to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly.
Moen & Company LLP

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